Exhibit 99.1

BBSI Reports Record Earnings in Third Quarter 2018 Financial Results

- Q3 Diluted Earnings Per Share up 28% to a Record $2.50 -

VANCOUVER, Washington, November 6, 2018 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 3% to $247.3 million.

•	Gross billings up 6% to $1.4 billion.

•	Net income up 29% to $19.1 million.

•	Diluted earnings per share up 28% to $2.50.

“We achieved record earnings in the third quarter, validating the leverage in our business model,” said president and CEO, Mike Elich. “We also continued to build width in our client base, adding 218 net new clients in the quarter. I am pleased with our continued progress as an organization and the value we are bringing to a growing number of small businesses.”

Third Quarter 2018 Financial Results

Net revenues in the third quarter of 2018 increased 3% to $247.3 million compared to $240.1 million in the third quarter of 2017.

Total gross billings in the third quarter increased 6% to $1.45 billion compared to $1.37 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease in staffing revenue.

Workers’ compensation expense as a percent of gross billings was 4.5% in the third quarter and benefited from lower frictional costs and a favorable one-time adjustment of prior accident year liability of $2.3 million. This compares to 4.9% in the third quarter of 2017.

Net income for the third quarter of 2018 increased 29% to $19.1 million, or $2.50 per diluted share, compared to net income of $14.8 million, or $1.96 per diluted share, in the year-ago quarter.

Reaffirmed Outlook

For the full year 2018, BBSI continues to expect diluted earnings per share of $4.31, which reflects the one-time SEC settlement, compared to $3.33 earnings per diluted share in 2017. The forecast continues to assume an effective tax rate of approximately 20%.

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BBSI also continues to expect gross billings to increase approximately 10% for the next rolling 12-month period and 8% for fiscal year 2018.

Conference Call

BBSI will conduct a conference call tomorrow, November 7, 2018, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2018. The Company’s President and CEO Michael Elich and CFO Gary Kramer will host the call, followed by a question and answer period.

Date: Wednesday, November 7, 2018
Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)
Toll-free dial-in number: 1-888-254-3590
International dial-in number: 1-323-994-2093
Conference ID: 157083

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through December 7, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 157083

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis, gross billing and wage information for the three and nine months ended September 30, 2018 and 2017.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Gross Billings	$1,447,852	$1,371,212	$4,147,179	$3,869,299
PEO and staffing wages	$1,222,617	$1,154,012	$3,503,184	$3,258,993

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be an integral part of our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

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	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Workers' compensation	$56,412	$58,310	$172,388	$172,674
Safety incentive costs	8,790	9,051	24,394	23,783
Non-GAAP gross workers' compensation	$65,202	$67,361	$196,782	$196,457

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
PEO and staffing wages	84.4%	84.2%	84.5%	84.2%
Payroll taxes and benefits	6.9%	6.9%	7.8%	7.9%
Non-GAAP gross workers' compensation	4.5%	4.9%	4.7%	5.1%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 5,600 clients across all lines of business in 24 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding gross billings growth, future effective tax rates, and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the effect of governmental investigations, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2017 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2018	2017

Assets
Current assets:
Cash and cash equivalents	$34,975	$59,835
Trade accounts receivable, net	162,574	136,664
Income taxes receivable	-	1,686
Prepaid expenses and other	12,444	5,724
Investments	395	674
Restricted cash and investments	112,385	103,652
Total current assets	322,773	308,235
Investments	1,649	1,199
Property, equipment and software, net	26,731	24,909
Restricted cash and investments	333,062	291,273
Goodwill	47,820	47,820
Other assets	3,148	3,215
Deferred income taxes	8,158	5,834
	$743,341	$682,485

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	4,464	5,166
Accrued payroll, payroll taxes and related benefits	194,718	181,639
Income taxes payable	2,429	-
Other accrued liabilities	8,860	9,024
Workers' compensation claims liabilities	103,527	97,673
Safety incentives liability	28,600	28,532
Total current liabilites	342,819	322,255
Long-term workers' compensation claims liabilities	295,311	265,844
Long-term debt	4,006	4,171
Customer deposits and other long-term liabilities	1,276	1,381
Stockholders' equity	99,929	88,834
	$743,341	$682,485

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Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenues:
Professional employer service fees	$206,320	$197,388	$592,559	$557,315
Staffing services	40,967	42,747	110,307	118,391
Total revenues	247,287	240,135	702,866	675,706
Cost of revenues:
Direct payroll costs	30,842	31,986	83,265	89,182
Payroll taxes and benefits	100,348	94,922	322,784	304,268
Workers' compensation	56,412	58,310	172,388	172,675
Total cost of revenues	187,602	185,218	578,437	566,125
Gross margin	59,685	54,917	124,429	109,581
Selling, general and administrative expenses	36,670	33,925	101,713	88,595
Depreciation and amortization	949	1,062	3,228	2,989
Income from operations	22,066	19,930	19,488	17,997
Other income	1,780	1,514	5,896	2,915
Income before income taxes	23,846	21,444	25,384	20,912
Provision for income taxes	4,759	6,659	4,178	6,228
Net income	$19,087	$14,785	$21,206	$14,684
Basic income per common share	$2.59	$2.03	$2.89	$2.02
Weighted average basic common shares outstanding	7,369	7,296	7,327	7,266
Diluted income per common share	$2.50	$1.96	$2.77	$1.95
Weighted average diluted common shares outstanding	7,643	7,527	7,652	7,539

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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